Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Tuesday, August 2, 2016

NACCO INDUSTRIES, INC.
ANNOUNCES SECOND QUARTER 2016 RESULTS

Cleveland, Ohio, Tuesday, August 2, 2016 - NACCO Industries, Inc. (NYSE: NC) today announced consolidated net income of $3.1 million, or $0.45 per diluted share, and revenues of $178.0 million for the second quarter of 2016 compared with a consolidated net loss of $0.3 million, or $0.04 per diluted share, and revenues of $196.5 million for the second quarter of 2015.
The Company reported net income for the six months ended June 30, 2016 of $5.9 million, or $0.86 per diluted share, and revenues of $351.4 million compared with net income of $0.8 million, or $0.11 per diluted share, and revenues of $390.2 million for the first six months of 2015.
Consolidated EBITDA for the second quarter of 2016 and the trailing twelve months ended June 30, 2016 was $7.6 million and $56.0 million, respectively. EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. For a reconciliation of GAAP results to EBITDA, see page 11.
The Company ceased mining operations at North American Coal's Centennial Natural Resources mine in Alabama at the end of 2015. However, certain wind-down and reclamation activities are continuing. Because Centennial is no longer an active mine, management believes adjusting the 2016 and 2015 reported U.S. GAAP financial results to exclude Centennial's results will assist investors' understanding of the performance of the active operations of both NACCO Industries, Inc. and North American Coal. “Adjusted revenues" and "Adjusted income” in this press release refer to revenues and net income adjusted to exclude Centennial's results. For reconciliations from U.S. GAAP results to these adjusted non-GAAP financial results, see pages 13 and 14.
Excluding Centennial, NACCO's 2016 second quarter consolidated Adjusted income was $4.3 million, or $0.63 per diluted share, on Adjusted revenues of $177.7 million, compared with consolidated Adjusted income of $3.8 million, or $0.54 per diluted share, on Adjusted revenues of $184.6 million for the second quarter of 2015. NACCO's consolidated Adjusted income for the six months ended June 30, 2016 was $9.0 million, or $1.32 per diluted share, on Adjusted revenues of $350.8 million, compared with consolidated Adjusted income of $8.2 million, or $1.15 per diluted share, on Adjusted revenues of $368.9 million for the second quarter of 2015.
The Company's cash position was $34.3 million as of June 30, 2016 compared with $52.5 million as of December 31, 2015 and $19.3 million as of June 30, 2015. Debt as of June 30, 2016 was $151.2 million compared with $170.0 million as of December 31, 2015 and $179.1 million as of June 30, 2015.
NACCO repurchased approximately 70,500 shares for an aggregate purchase price of $3.8 million during the three months ended June 30, 2016 as part of the stock repurchase program the Company announced in May 2016, which permits the repurchase of up to $50 million of the Company's outstanding Class A common stock.

Detailed Discussion of Results
North American Coal - Second Quarter Results

Coal tons and limerock yards sold at North American Coal for the second quarter of 2016 and 2015 were as follows:

	2016	2015
Coal tons sold	(in millions)
Unconsolidated mines	6.7	6.5
Consolidated mines*	0.6	0.9
Total coal deliveries	7.3	7.4
Limerock deliveries (cubic yards)	7.1	5.1
*Consolidated mines' tons sold include 0.2 million tons sold at Centennial in the second quarter of 2015.

North American Coal reported operating profit of $4.8 million, net income of $3.3 million and revenues of $23.1 million in the second quarter of 2016, compared with operating profit of $2.4 million, net income of $4.2 million and revenues of $37.9 million in the second quarter of 2015.
North American Coal's Centennial operations had an operating loss of $1.9 million and revenues of $0.3 million in the second quarter of 2016 compared with an operating loss of $6.5 million and revenues of $11.9 million in the second quarter of 2015. The reduction in Centennial's revenue was primarily the result of significantly reduced tons sold due to the cessation of mining activities on December 31, 2015. Centennial's operating loss declined as substantially lower operating costs were required to conduct the remaining day-to-day operations of selling equipment, maintaining permits and completing mine reclamation. These reduced operating costs were partially offset by a net loss on the sale of assets in the second quarter of 2016 and the absence of a net gain on the sale of assets in the second quarter of 2015.
Excluding Centennial, North American Coal reported Adjusted operating profit of $6.7 million and Adjusted revenues of $22.8 million for the second quarter of 2016 compared with Adjusted operating profit of $8.9 million and Adjusted revenues of $26.0 million for the second quarter of 2015.
The decrease in North American Coal's Adjusted revenues was primarily due to reductions in tons sold and the selling price per ton at the Mississippi Lignite Mining Company in the second quarter of 2016 compared with 2015, as well as a decrease in royalty and other income. Tons sold at Mississippi Lignite Mining Company were lower as a result of an increase in outage days at the customer's power plant, and the selling price per ton was lower due to the decline in diesel prices during 2015 and 2016 that resulted in a lower index-based coal sales price. The decline in revenues was partially offset by higher revenues at the limerock mining operations due to a substantial increase in limerock yards delivered.
The decrease in Adjusted operating profit during the second quarter of 2016 compared with 2015 was primarily attributable to higher selling, general and administrative expenses resulting from higher employee-related costs and professional fees, a reduction in royalty and other income and lower operating results at the consolidated mining operations. This decrease was partially offset by an increase in operating profit at the unconsolidated mining operations as newer mining operations began or increased production. Operating results declined at the consolidated mining operations due to lower operating results at the Mississippi Lignite Mining Company, partially offset by improved operating results at the limerock mining operations from an increase in yards delivered. Operating results at the Mississippi Lignite Mining Company were lower due to the decrease in revenue, partially offset by a reduction in cost of sales. Cost of sales includes both production costs and changes in inventory. The reduction in cost of sales was due to a decrease in total production costs, as well as the capitalization of more production costs into coal inventory in the second quarter of 2016 compared with 2015.
North American Coal reported income before income tax of $1.7 million and net income of $3.3 million in the second quarter of 2016. The 2016 income before income tax includes $2.2 million of other expense recognized in the second quarter of 2016 related to the reversal of an indemnification receivable associated with an uncertain tax position recorded as part of the Centennial acquisition. This other expense was offset by a corresponding income tax benefit of $2.3 million, also recorded in the second quarter of 2016, due to the reversal of the uncertain tax position. This income tax benefit more than offset the tax expense associated with the current period earnings resulting in the company recording an income tax benefit on pre-tax earnings.
For the six months ended June 30, 2016, North American Coal reported net income of $11.6 million and revenues of $53.4 million compared with net income of $8.7 million and revenues of $79.3 million for the six months ended June 30, 2015. Excluding Centennial, North American Coal reported Adjusted income of $14.7 million and Adjusted revenues of $52.7 million for the six months ended June 30, 2016 compared with Adjusted income of $16.2 million and Adjusted revenues of $57.9 million for the six months ended June 30, 2015.

North American Coal - Outlook
North American Coal expects an increase in tons sold in the second half of 2016 compared with the second half of 2015. Despite this overall increase in tons, and excluding Centennial's results in both 2016 and 2015, North American Coal expects a decrease in income before income taxes in the second half of 2016 compared with the same period in 2015, primarily due to an expected decrease in income at Mississippi Lignite Mining Company. Mississippi Lignite Mining Company expects a significant decrease in operating results due to an increase in cost of sales. Cost of sales includes both production costs and changes in inventory. Mississippi Lignite Mining Company expects an increase in total production costs and increased costs related to the recognition of a portion of production costs previously capitalized into inventory as more tons are sold than produced as part of a planned reduction in inventory levels during the second half of 2016.
Royalty and other income and results at the limerock mining operations are also expected to decrease in the second half of 2016 compared with the second half of 2015. These decreases are expected to be partially offset by additional income from the unconsolidated mining operations as newer mines begin or increase production in 2016.
Production levels are expected to increase in 2016 over 2015 levels at Camino Real, which anticipates a full year of coal deliveries in 2016 after commencing deliveries in October 2015. Camino Real expects to mine approximately 2.5 million to 2.7 million tons of coal annually when at full production. Coyote Creek Mining Company began delivering coal in the second quarter of 2016 and expects to deliver approximately 2.5 million tons of coal annually when at full production. Liberty Fuels began delivering coal to its customer in July 2016 for facility testing and commissioning. Production levels at Liberty Fuels are expected to increase gradually and build to full production of approximately 4.5 million tons of coal annually beginning in 2022, although the timing of future deliveries will be affected by when the Kemper County Energy Facility will reach full generation capacity.
Bisti Fuels commenced its transition into the contract miner role at the Navajo Mine on the Navajo Nation in New Mexico on January 1, 2016. The production period is scheduled to begin when the customer completes a pending commercial transaction with the existing contract miner, which is expected to occur by December 31, 2016. Production levels are expected to be approximately 5.0 to 6.0 million tons of coal per year. While Bisti Fuels is recognizing income during the transition period, it will not receive cash payments until the production period begins.
Over the longer-term, North American Coal’s goal continues to be to increase earnings of its unconsolidated mines by approximately 50% from the 2012 level of $45.2 million through the development and maturation of its newer mines and normal escalation of contractual compensation at its existing mines. Income related to a full year of deliveries at the Camino Real mine, the commencement of deliveries at the Coyote Creek and Liberty Fuels mines and income at Bisti Fuels will contribute to this goal in 2016 and beyond. However, generally low U.S. inflation rates, as reflected in typical market indices, such as the Consumer Price Index and the Producer Price Index, will determine the extent to which contractual compensation at the unconsolidated mines will change year by year. Achievement of the goal to increase earnings of the unconsolidated mines by 50% is currently expected to occur in 2017 or 2018, but timing will depend on future inflation rates and customer demand.
Cash flow before financing activities in the second half of 2016 is expected to be comparable to the second half of 2015. Capital expenditures during the remainder of 2016 are estimated to be $9.7 million.
Centennial expects to incur moderate but substantially lower losses in the remainder of 2016 than in the same period of 2015, excluding the effect of any potential future asset sales, as it manages mine reclamation obligations and disposes of certain assets. Centennial will continue to evaluate strategies to maximize cash flow, including through the sale of mineral reserves, equipment and parts inventory. The company is evaluating a range of strategies for its Alabama mineral reserves, including holding reserves with substantial unmined coal tons for sale or contract mining when conditions in Alabama and global coal markets improve. As Centennial continues to execute its wind-down and asset disposal programs, changes in circumstances or the occurrence of certain future events may indicate the carrying amount of Centennial’s remaining assets may not be recoverable, resulting in potential future impairment charges. Total assets associated with Centennial, excluding intercompany balances and deferred taxes, are $28.7 million at June 30, 2016 compared with $31.5 million at March 31, 2016 and $45.5 million at December 31, 2015. Cash expenditures related to mine reclamation will continue until reclamation is complete or ownership of the mines is transferred.
North American Coal expects to continue its efforts to develop new mining projects and is pursuing opportunities for new or expanded coal mining projects, although future opportunities are likely to be very limited. In addition, North American Coal continues to pursue additional non-coal mining opportunities, principally in aggregates.

Hamilton Beach - Second Quarter Results
Hamilton Beach reported net income of $2.9 million and revenues of $127.1 million for the second quarter of 2016 compared with net income of $1.6 million and revenues of $129.5 million for the second quarter of 2015. For the second quarter of 2016 operating profit was $4.7 million compared with $2.9 million in the second quarter of 2015.
Revenues decreased in the second quarter of 2016 compared with the second quarter of 2015 primarily due to unfavorable foreign currency movements as both the Mexican peso and Canadian dollar continued to weaken against the U.S. dollar, as well as reduced sales volumes in the U.S. consumer retail market. The revenue decline was partially offset by an increase in sales of new and higher-priced products.

Despite the decrease in revenues, both operating profit and net income increased substantially in the second quarter of 2016 compared with the prior year. These increases were primarily due to an improvement in gross profit as a result of a shift in sales mix to higher-priced, higher-margin products and lower selling, general and administrative expenses, partially offset by unfavorable foreign currency movements.
For the six months ended June 30, 2016, Hamilton Beach reported net income of $2.7 million and revenues of $242.8 million compared with net income of $2.2 million and revenues of $252.8 million for the six months ended June 30, 2015.

Hamilton Beach - Outlook
Overall consumer confidence and financial pressures experienced by the middle-market consumer continue to create uncertainty about the overall growth prospects for the U.S. retail market for small appliances, including growth prospects for both in-store and internet sales. As a result, second half 2016 volumes in the market in which Hamilton Beach's core brands participate are projected to be comparable or down slightly compared with the same period in 2015. The Canadian retail market is also expected to be difficult as the Canadian economy continues to struggle. However, the international and commercial markets in which Hamilton Beach participates are expected to grow moderately in the second half of 2016, but at a slower pace than in the first half of 2016.
In spite of current market conditions, Hamilton Beach expects its consolidated sales volumes in the second half of 2016 to increase moderately compared with the second half of 2015 due to increased placements of higher-priced products in its core small kitchen appliance business. Hamilton Beach's international and commercial product sales volumes are expected to increase in the remainder of 2016 compared with the same period in 2015 as a result of the continued execution of its strategic initiatives.
Hamilton Beach continues to focus on strengthening the consumer market position of its various product lines through product innovation, promotions, increased placements and branding programs. The company will continue to introduce new innovative products, as well as upgrades to certain existing products across a wide range of brands, price points and categories in both the retail and commercial marketplaces, leveraging its strong brand portfolio. Hamilton Beach also expects its growing global commercial business to benefit from broader distribution of several newer products. The company continues to pursue other opportunities to create or add product lines and new brands that can be distributed in high-end or specialty stores and on the Internet, including the introduction of the Hamilton Beach® Professional premium line of counter-top kitchen appliances, which is expected to be available in the second half of 2016. As a result of anticipated increases in 2016 sales volumes from new product introductions, new distribution channels and execution of its strategic initiatives, both domestically and internationally, Hamilton Beach expects an increase in revenues in the second half of 2016 compared with the second half of 2015, provided consumer spending is at expected levels.
    Overall, Hamilton Beach expects net income in the second half of 2016 to increase substantially compared with the second half of 2015. The anticipated increase in unit volumes and revenues, resulting from increased distribution and continued implementation and execution of Hamilton Beach's strategic initiatives, as well as reduced product costs, are expected to be partially offset by higher selling, general and administrative expenses. Hamilton Beach continues to monitor currency effects, as well as commodity and other input costs, closely and intends to continue to adjust product prices and product placements, as market conditions permit.

Cash flow before financing activities in the second half of 2016 is expected to be lower than in the second half of 2015. Capital expenditures during the remainder of 2016 are estimated to be $4.8 million.
Longer term, Hamilton Beach will work to improve return on sales through economies of scale derived from market growth and its five strategic revenue growth initiatives: (1) enhancing its placements in the North American consumer business through consumer-driven innovative products and strong sales and marketing support, (2) enhancing internet sales by providing best-in-class retailer support and increased consumer content and engagement, (3) participating in the "only-the-best" market with a strong brand and broad product line, including investing in new products to be sold under the Jamba®, Wolf Gourmet®, Weston® and Hamilton Beach® Professional brand names, (4) expanding internationally in the emerging Asian and Latin American markets by increasing product offerings and expanding its distribution channels and sales and marketing capabilities, and (5) achieving global commercial market leadership through a commitment to an enhanced global product line for chains and distributors serving the global food service and hospitality markets.

Kitchen Collection - Second Quarter Results
Kitchen Collection reported a net loss of $2.0 million and revenues of $28.6 million for the second quarter of 2016 compared with net loss of $1.8 million and revenues of $29.8 million for the second quarter of 2015. At June 30, 2016, Kitchen Collection operated 220 stores compared with 225 stores at June 30, 2015. At December 31, 2015, Kitchen Collection operated 229 stores.
The decrease in revenues was primarily the result of sales lost from closing 15 unprofitable stores since June 30, 2015 and a decline in comparable store sales. The decrease in comparable store sales was mainly attributable to fewer customer visits and a decline in the number of store transactions, partially offset by improvements in the average sales transaction value. Sales at newly opened Kitchen Collection® stores also partially offset the revenue decrease.
Despite benefits realized from the closure of unprofitable stores and lower selling, general and administrative expenses, Kitchen Collection's net loss increased modestly. The increased net loss was primarily due to fewer sales transactions and reduced gross margins resulting from an increase in promotional markdowns during the second quarter, as well as a lower effective income tax rate that resulted in a lower tax benefit on Kitchen Collection's pre-tax loss.
For the six months ended June 30, 2016, Kitchen Collection reported a net loss of $3.8 million and revenues of $57.0 million compared with a net loss of $3.7 million and revenues of $59.7 million for the six months ended June 30, 2015.

Kitchen Collection - Outlook
Changing consumer habits have led to declining consumer traffic to physical retail locations as consumers buy more over the Internet or utilize the Internet for comparison shopping. Financial pressures on middle-market consumers interested in housewares and small appliances have also adversely affected sales trends in these categories over the last few years, while the recent strengthening of the U.S. dollar has adversely affected sales trends at retail locations near the Mexican and Canadian borders, as well as at stores in areas with high international tourism. All of these factors are expected to continue to limit Kitchen Collection's target consumers' spending on housewares and small appliances. Given this market environment, Kitchen Collection has realigned its business over the past two years around a smaller number of core Kitchen Collection® outlet stores.
As a result of ongoing market weakness and fewer stores, Kitchen Collection anticipates revenues and results in the second half of 2016 to decline slightly compared with the second half of

2015. However, as a result of the business realignment, Kitchen Collection believes its smaller core store portfolio is well positioned to allow it to perform at improved operating levels, take advantage of any future market rebound and optimize its operating performance over time. Cash flow before financing activities is expected to be positive in 2016 but substantially lower than 2015. Capital expenditures during the remainder of 2016 are estimated to be $1.5 million.
Kitchen Collection's continued focus on increasing the average sale per transaction, the average closure rate and increasing the number of items per transaction through continued refinement of its format and improved customer interactions to enhance customers' store experience, is expected to generate comparable store sales growth over time. Additionally, improved product offerings, a focus on sales of higher-margin products, merchandise mix and displays, new store profitability, closure of underperforming stores and optimizing the expense structure is expected to generate improved operating profit over time.
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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Wednesday, August 3, 2016 at 9:30 a.m. eastern time. The call may be accessed by dialing (877) 201-0168 (Toll Free) or (647) 788-4901 (International), Conference ID: 28584079, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through August 10, 2016. The online archive of the broadcast will be available on the NACCO website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted revenue, Adjusted operating profit, Adjusted income before income tax, Adjusted income and Adjusted income per diluted share are measures of revenue, operating profit (loss), income (loss) before tax, income and earnings per diluted share that differ from financial results measured in accordance with GAAP. The adjusted financial measures are U.S. GAAP financial measures adjusted for Centennial's operating losses. EBITDA and the adjusted financial measures in this press release are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that Adjusted revenue, Adjusted operating profit, Adjusted income before income tax, Adjusted income, Adjusted income per diluted share and EBITDA assist investors in understanding the results of operations of NACCO Industries, Inc. and its subsidiaries. In addition, management evaluates results using these non-GAAP measures.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:

North American Coal: (1) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (2) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (3) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (4) weather conditions, extended power plant outages or other events that would change the level of customers' coal or limerock requirements, (5) weather or equipment problems that could affect deliveries to customers, (6) changes in the power industry that would affect demand for North American Coal's reserves, (7) changes in the costs to reclaim North American Coal mining areas, (8) costs to pursue and develop new mining opportunities, (9) changes or termination of a long-term mining contract, or a customer default under a contract, (10) the timing and pricing of transactions to dispose of assets at the Centennial operations, (11) delays or reductions in coal deliveries at North American Coal's newer mines, and (12) increased competition, including consolidation within the industry.
Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry and (11) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.
Kitchen Collection: (1) changes in consumer buying habits, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) the anticipated impact of the opening of new stores, the ability to renegotiate existing leases and effectively and efficiently close under-performing stores and (7) increased competition.

About NACCO Industries, Inc.
NACCO Industries, Inc., headquartered in Cleveland, Ohio, is an operating holding company with subsidiaries in the following principal industries: mining, small appliances and specialty retail. The North American Coal Corporation mines coal primarily for use in power generation and provides selected value-added mining services for other natural resources companies. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware in outlet and traditional malls throughout the United States. For more information about NACCO, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2016	2015	2016	2015
	(In thousands, except per share data)

Revenues	$178,007	$196,500	$351,428	$390,234
Cost of sales	137,478	161,119	270,894	316,664
Gross profit	40,529	35,381	80,534	73,570
Earnings of unconsolidated mines	13,035	12,076	25,683	24,629
Operating expenses
Selling, general and administrative expenses	47,528	45,219	93,787	91,635
Amortization of intangible assets	826	950	1,808	2,035
	48,354	46,169	95,595	93,670
Operating profit	5,210	1,288	10,622	4,529
Other (income) expense
Interest expense	1,470	1,661	2,975	3,786
Income from other unconsolidated affiliates	(303)	(300)	(606)	(1,472)
Closed mine obligations	349	425	725	827
Other, net, including interest income	2,017	(167)	2,070	312
	3,533	1,619	5,164	3,453
Income (loss) before income tax provision (benefit)	1,677	(331)	5,458	1,076
Income tax provision (benefit)	(1,439)	(56)	(460)	324
Net income (loss)	$3,116	$(275)	$5,918	$752

Basic earnings (loss) per share	$0.45	$(0.04)	$0.86	$0.11
Diluted earnings (loss) per share	$0.45	$(0.04)	$0.86	$0.11

Dividends per share	$0.2675	$0.2625	$0.5300	$0.5200

Basic Weighted Average Shares Outstanding	6,856	7,048	6,853	7,114
Diluted Weighted Average Shares Outstanding	6,874	7,048	6,878	7,129

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2016	2015	2016	2015
	(In thousands)
Revenues
North American Coal	$23,089	$37,942	$53,376	$79,261
Hamilton Beach	127,054	129,498	242,794	252,791
Kitchen Collection	28,634	29,782	57,017	59,749
Eliminations	(770)	(722)	(1,759)	(1,567)
Total	$178,007	$196,500	$351,428	$390,234

Operating profit (loss)
North American Coal	$4,823	$2,382	$14,565	$7,589
Hamilton Beach	4,696	2,880	4,763	5,068
Kitchen Collection	(3,011)	(2,972)	(5,901)	(6,017)
NACCO and Other	(1,297)	(836)	(2,738)	(2,125)
Eliminations	(1)	(166)	(67)	14
Total	$5,210	$1,288	$10,622	$4,529

Income (loss) before income tax provision (benefit)
North American Coal	$1,729	$1,461	$10,645	$6,472
Hamilton Beach	4,620	2,561	4,218	3,497
Kitchen Collection	(3,079)	(3,017)	(6,016)	(6,109)
NACCO and Other	(1,592)	(1,170)	(3,322)	(2,798)
Eliminations	(1)	(166)	(67)	14
Total	$1,677	$(331)	$5,458	$1,076

Net income (loss)
North American Coal	$3,324	$4,199	$11,577	$8,746
Hamilton Beach	2,934	1,618	2,673	2,236
Kitchen Collection	(1,954)	(1,847)	(3,822)	(3,740)
NACCO and Other	(1,118)	(697)	(2,185)	(1,936)
Eliminations	(70)	(3,548)	(2,325)	(4,554)
Total	$3,116	$(275)	$5,918	$752

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED EBITDA RECONCILIATION

	Quarter Ended
	9/30/2015	12/31/2015	3/31/2016	6/30/2016	6/30/2016 Trailing 12 Months
	(In thousands)
Net income	$3,141	$18,091	$2,802	$3,116	$27,150
Income tax provision (benefit)	134	2,357	979	(1,439)	2,031
Interest expense	1,597	1,541	1,505	1,470	6,113
Interest income	(74)	(20)	(31)	(43)	(168)
Depreciation, depletion and amortization expense	5,778	6,343	4,192	4,516	20,829
EBITDA*	$10,576	$28,312	$9,447	$7,620	$55,955

* EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income, or as an indicator of operating performance. NACCO defines EBITDA as income before income tax provision (benefit), plus net interest expense and depreciation, depletion and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION

ADJUSTED NORTH AMERICAN COAL INCOME (LOSS) BEFORE INCOME TAX PROVISION (BENEFIT)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2016	2015	2016	2015
	(In thousands)
Gross profit (loss) - Centennial	$(1,056)	$(7,238)	$(3,885)	$(12,644)
Gross profit - other consolidated mines	2,697	3,568	9,066	8,394
Gross profit - royalty and other	648	1,365	3,136	3,098
Total gross profit (loss)	2,289	(2,305)	8,317	(1,152)
Earnings of unconsolidated mines	13,035	12,076	25,683	24,629
Operating expenses
Selling, general and administrative expenses	10,020	6,785	18,317	14,544
Amortization of intangibles	481	604	1,118	1,344
Operating profit	4,823	2,382	14,565	7,589
Other expense	3,094	921	3,920	1,117
Income before income tax provision (benefit)	1,729	1,461	10,645	6,472
Elimination of Centennial:
Gross profit - Centennial	1,056	7,238	3,885	12,644
Other Centennial adjustments	849	(694)	1,158	(632)
Total Centennial adjustments	1,905	6,544	5,043	12,012

Adjusted North American Coal income before income tax provision (benefit) (1)	$3,634	$8,005	$15,688	$18,484

(1) Adjusted North American Coal Income Before Income Tax is a measure of income that differs from Income Before Income Tax measured in accordance with GAAP. Adjusted North American Coal Income Before Income Tax is adjusted to exclude Centennial's loss before income taxes. Management believes that Adjusted North American Coal Income Before Income Tax will assist the investor in understanding the results of operations of North American Coal. In addition, management evaluates results using these non-GAAP financial measures. See page 13 for a complete reconciliation from US. GAAP financial results to non-GAAP financial results.

ROLLFORWARD OF CENTENNIAL ASSET RETIREMENT OBLIGATION (2)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2016	2015	2016	2015
	(In thousands)
Balance at beginning of period	$19,437	$17,018	$19,084	$17,693
Liabilities settled during the period	(303)	(1,324)	(1,056)	(2,196)
Accretion expense	283	196	565	393
Revision of estimated cash flows	—	—	824	—
Balance at end of period	$19,417	$15,890	$19,417	$15,890

(2) The rollforward of Centennial's asset retirement obligation in this press release is provided solely as a supplemental disclosure with respect to the changes to the obligation including cash expenditures for mine reclamation. Liabilities settled during the period represent cash payments.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION
Reconciliation of North American Coal Financial and Operating Highlights "As Reported" to North American Coal Adjusted Financial and Operating Highlights
Excluding "Centennial Natural Resources"

	Three Months Ended June 30, 2016			Six Months Ended June 30, 2016
	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures
	(In thousands)
North American Coal Revenues	$23,089	$(322)	$22,767	$53,376	$(655)	$52,721

North American Coal Gross profit	$2,289	$1,056	$3,345	$8,317	$3,885	$12,202

North American Coal Operating profit	$4,823	$1,866	$6,689	$14,565	$4,964	$19,529
North American Coal Other expense	3,094	(39)	3,055	3,920	(79)	3,841
North American Coal Income before income tax provision (benefit)	1,729	1,905	3,634	10,645	5,043	15,688
North American Coal Income tax provision (benefit) (1)	(1,595)	724	(871)	(932)	1,916	984
North American Coal Net income	$3,324	$1,181	$4,505	$11,577	$3,127	$14,704

(1) To calculate the non-GAAP consolidated net income, the Company applied its target effective income tax rate of 38% to Centennial's pre-tax loss from operations to determine the corresponding tax provision.

	Three Months Ended June 30, 2015			Six Months Ended June 30, 2015
	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures
	(In thousands)

North American Coal Revenues	$37,942	$(11,919)	$26,023	$79,261	$(21,353)	$57,908

North American Coal Gross profit	$(2,305)	$7,238	$4,933	$(1,152)	$12,644	$11,492

North American Coal Operating profit	$2,382	$6,500	$8,882	$7,589	$11,922	$19,511
North American Coal Other expense	921	(44)	877	1,117	(90)	1,027
North American Coal Income before income tax provision (benefit)	1,461	6,544	8,005	6,472	12,012	18,484
North American Coal Income tax provision (benefit)(1)	(2,738)	2,487	(251)	(2,274)	4,565	2,291
North American Coal Net income	$4,199	$4,057	$8,256	$8,746	$7,447	$16,193

(1) To calculate the non-GAAP consolidated net income, the Company applied its target effective income tax rate of 38% to Centennial's pre-tax loss from operations to determine the corresponding tax provision.

Adjusted Financial and Operating Highlights are measures of income that differ from Financial and Operating Highlights measured in accordance with GAAP. Adjusted Financial and Operating Highlights are adjusted to exclude Centennial. Management believes that Adjusted Financial and Operating Highlights all assist the investor in understanding the results of operations of North American Coal. In addition, management evaluates results using these non-GAAP financial measures.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL DATA
Reconciliation of NACCO Consolidated Financial and Operating Highlights "As Reported" to NACCO Consolidated Adjusted Financial and Operating Highlights Excluding "Centennial Natural Resources"

	Three Months Ended June 30, 2016			Six Months Ended June 30, 2016
	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures
	(In thousands, except per share data)
Revenues	$178,007	$(322)	$177,685	$351,428	$(655)	$350,773

Operating profit	$5,210	$1,866	$7,076	$10,622	$4,964	$15,586
Other expense	3,533	(39)	3,494	5,164	(79)	5,085
Income before income tax provision (benefit)	1,677	1,905	3,582	5,458	5,043	10,501
Income tax provision (benefit)(1)	(1,439)	724	(715)	(460)	1,916	1,456
Net income	$3,116	$1,181	$4,297	$5,918	$3,127	$9,045

Basic earnings per share	$0.45		$0.63	$0.86		$1.32
Diluted earnings per share	$0.45		$0.63	$0.86		$1.32

Basic Weighted Average Shares Outstanding	6,856		6,856	6,853		6,853
Diluted Weighted Average Shares Outstanding	6,874		6,874	6,878		6,878

(1) To calculate the non-GAAP consolidated net income, the Company applied its target effective income tax rate of 38% to Centennial's pre-tax loss from operations to determine the corresponding tax provision.

	Three Months Ended June 30, 2015			Six Months Ended June 30, 2015
	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures
	(In thousands, except per share data)
Revenues	$196,500	$(11,919)	$184,581	$390,234	$(21,353)	$368,881

Operating profit	$1,288	$6,500	$7,788	$4,529	$11,922	$16,451
Other expense	1,619	(44)	1,575	3,453	(90)	3,363
Income (loss) before income tax provision (benefit)	(331)	6,544	6,213	1,076	12,012	13,088
Income tax provision (benefit)(1)	(56)	2,487	2,431	324	4,565	4,889
Net income (loss)	$(275)	$4,057	$3,782	$752	$7,447	$8,199

Basic earnings per share	$(0.04)		$0.54	$0.11		$1.15
Diluted earnings per share	$(0.04)		$0.54	$0.11		$1.15

Basic Weighted Average Shares Outstanding	7,048		7,048	7,114		7,114
Diluted Weighted Average Shares Outstanding	7,048		7,055	7,129		7,129

(1) To calculate the non-GAAP consolidated net income, the Company applied its target effective income tax rate of 38% to Centennial's pre-tax loss from operations to determine the corresponding tax provision.

Adjusted Financial and Operating Highlights are measures of income that differ from Financial and Operating Highlights measured in accordance with GAAP. Adjusted Financial and Operating Highlights are adjusted to exclude Centennial. Management believes that Adjusted Financial and Operating Highlights all assist the investor in understanding the results of operations of NACCO Industries, Inc. In addition, management evaluates results using these non-GAAP financial measures.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL DATA
Adjusted Consolidated Financial and Operating Highlights Excluding "Centennial Natural Resources"

	Three Months Ended		Six Months Ended
	June 30		June 30
	2016 Adjusted	2015 Adjusted	2016 Adjusted	2015 Adjusted
	(In thousands)
Revenues
North American Coal	$22,767	$26,023	$52,721	$57,908
Hamilton Beach	127,054	129,498	242,794	252,791
Kitchen Collection	28,634	29,782	57,017	59,749
Eliminations	(770)	(722)	(1,759)	(1,567)
Total	$177,685	$184,581	$350,773	$368,881

Operating profit (loss)
North American Coal	$6,689	$8,882	$19,529	$19,511
Hamilton Beach	4,696	2,880	4,763	5,068
Kitchen Collection	(3,011)	(2,972)	(5,901)	(6,017)
NACCO and Other	(1,297)	(836)	(2,738)	(2,125)
Eliminations	(1)	(166)	(67)	14
Total	$7,076	$7,788	$15,586	$16,451

Income (loss) before income tax provision (benefit)
North American Coal	$3,634	$8,005	$15,688	$18,484
Hamilton Beach	4,620	2,561	4,218	3,497
Kitchen Collection	(3,079)	(3,017)	(6,016)	(6,109)
NACCO and Other	(1,592)	(1,170)	(3,322)	(2,798)
Eliminations	(1)	(166)	(67)	14
Total	$3,582	$6,213	$10,501	$13,088

Net income (loss)
North American Coal	$4,505	$8,256	$14,704	$16,193
Hamilton Beach	2,934	1,618	2,673	2,236
Kitchen Collection	(1,954)	(1,847)	(3,822)	(3,740)
NACCO and Other	(1,118)	(697)	(2,185)	(1,936)
Eliminations	(70)	(3,548)	(2,325)	(4,554)
Total	$4,297	$3,782	$9,045	$8,199

Adjusted Financial and Operating Highlights are measures of income that differ from Financial and Operating Highlights measured in accordance with GAAP. Adjusted Financial and Operating Highlights are adjusted to exclude Centennial. Management believes that Adjusted Financial and Operating Highlights all assist the investor in understanding the results of operations of NACCO Industries, Inc. and North American Coal. In addition, management evaluates results using these non-GAAP financial measures.